FORM OF INVESTMENT SUBADVISORY AGREEMENT

AGREEMENT made this 1st day of May, 2011, by and between AllianceBernstein L.P., a Delaware limited partnership (the “Subadviser”), and MetLife Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser serves as investment manager of Met Investors Series Trust (the “Trust”), a Delaware statutory trust which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”) pursuant to a management agreement dated December 8, 2000, as amended from time to time (the “Management Agreement”); and

WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the AllianceBernstein Global Dynamic Allocation Portfolio (the “Portfolio”); and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser to assist the Adviser in performing investment advisory services for the Portfolio; and

WHEREAS, the Subadviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Subadviser. The Adviser hereby employs the Subadviser to manage the investment and reinvestment of the assets of the Portfolio, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Portfolio or the Trust in any way. The Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the Subadviser receives the express agreement and consent of the Adviser and/or the Trust’s Board of Trustees to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld. In such respect, and only for this limited purpose, the Subadviser shall act as the Adviser’s and the Trust’s agent and attorney-in-fact.

Copies of the Trust’s Registration Statement, Agreement and Declaration of Trust and Bylaws (collectively, the “Charter Documents”), each as currently in effect, have been or will be delivered to the Subadviser. The Adviser agrees, on an ongoing basis, to notify the Subadviser in writing of each change in the fundamental and non-fundamental investment policies and restrictions of the Portfolio before they become effective and to provide to the Subadviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission (“SEC”) and amendments to the Charter Documents. The Adviser will promptly provide the Subadviser with any procedures applicable to the Subadviser adopted from time to time by the Trust’s Board of Trustees and agrees to promptly provide the Subadviser copies of all amendments thereto. The Subadviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Portfolio or Trust, however, until it has received written notice of any such change from the Adviser.

The Adviser shall timely furnish the Subadviser with such additional information as may be reasonably necessary for or requested by the Subadviser to perform its responsibilities pursuant to this Agreement. The Adviser shall cooperate with the Subadviser in setting up and maintaining brokerage accounts, futures accounts, and other accounts the Subadviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement.

2. Obligations of and Services to be Provided by the Subadviser. The Subadviser undertakes to provide the following services and to assume the following obligations:

a. The Subadviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Adviser, subject to and in accordance with the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and any written instructions which the Adviser or the Trust’s Board of Trustees may issue from time-to-time in accordance therewith. In pursuance of the foregoing, the Subadviser shall make all determinations with respect to the purchase and sale of portfolio securities and other financial instruments and shall take such action necessary to implement the same. The Subadviser shall render such reports to the Trust’s Board of Trustees and the Adviser as they may reasonably request concerning the investment activities of the Portfolio, provided that the Subadviser shall not be responsible for Portfolio accounting. Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders, direct the Portfolio’s custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

b. To the extent provided in the Trust’s Registration Statement, as such Registration Statement may be amended from time to time, the Subadviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select including affiliates of the Subadviser and, complying with Section 28(e) of the Securities Exchange Act of 1934, may pay a commission on transactions in excess of the amount of commission another broker-dealer would have charged. Subject to seeking the most favorable price and execution, the Board of Trustees or the Adviser may cause the Subadviser to effect transactions in portfolio securities and other financial instruments through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment. To the extent the Subadviser is directed to use only the specified brokers for the Portfolio, the Trust may pay higher commissions or other transaction costs or greater spreads, or receive less favorable net prices, on transactions for the Portfolio than would otherwise be the case if the Subadviser used other or multiple brokers.

c. In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Subadviser shall create and maintain all necessary records pertaining to the purchase and sale of securities and other financial instruments by the Subadviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust, the Adviser or any person retained by the Trust at all reasonable times. The Subadviser will furnish copies of such records to the Adviser or the Trust within a reasonable time after receipt of a request from either the Adviser or the Trust. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

d. In accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by the Subadviser and its supervised persons. Further, the Subadviser reviews, at least annually, its written policies and procedures and the effectiveness of their implementation.

e. The Subadviser shall:

i. Comply with the Adviser’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act;

ii. Promptly provide to the Adviser copies of its annual compliance review report (or a summary of the process and findings), as well as copies of such items as third-party compliance audits;

iii. Notify the Adviser promptly of any contact from the SEC or other regulators or Self-Regulatory Organization (“SRO”) (such as an examination, inquiry, investigation, institution of a proceeding, etc.) relating directly or indirectly to the Subadviser’s asset management business; and

iv. Notify the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) and actions taken in response to issues or items raised by the SEC, SRO or other regulators.

f. The Subadviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Trust or the Adviser.

g. The Subadviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Adviser, the Trust, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Portfolio; and (c) custodian fees and expenses.

h. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Portfolio or for the Adviser, and does not have access to all of the Portfolio’s books and records necessary to perform certain compliance testing. To the extent that the Subadviser has agreed to perform the services specified in this Section 2 in accordance with the Trust’s Registration Statement and Charter Documents, written instructions of the Adviser and any policies adopted by the Trust’s Board of Trustees applicable to the Portfolio (collectively, the “Charter Requirements”), and in accordance with applicable law (including Subchapter M and the diversification requirements of Section 817(h) of the Code, the 1940 Act and the Advisers Act (“Applicable Law”)), the Subadviser shall perform such services based upon its books and records with respect to the Portfolio (as specified in Section 2.c. hereof), which comprise a portion of the Portfolio’s books and records, and upon information and written instructions received from the Trust, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Adviser or the Trust’s administrator. The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817(h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall have no responsibility to monitor certain limitations or restrictions for which the Subadviser has not been provided sufficient information in accordance with Section 1 of this Agreement or otherwise. All such monitoring shall be the responsibility of the Adviser.

i. The Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the

Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

j. The Subadviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Portfolio. The Subadviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

k. As the delegate of the Trustees of the Trust, the Subadviser shall provide the Adviser with information providing the basis for reasonable and good faith fair valuations for any securities or other financial instruments in the Portfolio for which the Subadviser deems current market quotations are either not readily available or not reliable. The Subadviser will also provide fair valuation information in response to the reasonable inquiry of the Adviser or the Adviser’s delegate.

l. The Subadviser will notify the Trust and the Adviser of (i) any assignment of this Agreement or change of control of the Subadviser, as applicable, and (ii) any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser, in each case prior to or promptly after, such change. The Subadviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser. In the case of an assignment of this Agreement or a change in control, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing information statements to existing shareholders of the Portfolio. In the case of changes in key personnel, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing any supplements to the prospectus to existing shareholders of the Portfolio if such changes involve personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Subadviser identified in the prospectus or Statement of Additional Information.

m. The Subadviser may, but is not obligated to, combine or “batch” orders for client portfolios to obtain best execution, to negotiate more favorable commission rates or to allocate equitably among the Subadviser’s clients differences in prices and commissions or other transaction costs that might have been obtained had such orders been placed independently. Under this procedure, transactions will be averaged as to price and transaction costs and typically will be allocated among the Subadviser’s clients in proportion to the purchase and sale orders placed for each client account on any given day. If the Subadviser cannot obtain execution on all the combined orders at prices or for transaction costs that the Subadviser believes are desirable, the Subadviser will allocate the securities the Subadviser does buy or sell as part of the combined orders by following the Subadviser’s order allocation procedures.

n. The Subadviser will not consult with any other subadviser of the Trust concerning securities transactions of any portfolio of the Trust in securities, other financial instruments or other assets, except as otherwise permitted by the 1940 Act or any rules thereunder.

o. The Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by the Portfolio.

3. Compensation of the Subadviser. In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Subadviser a fee at the annual rate of the value of the Portfolio’s average daily net assets set forth in Schedule A hereto. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Subadviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Subadviser, the value of the Portfolio’s net assets shall be computed at the times and in the manner specified in the Trust’s Registration Statement.

4. Activities of the Subadviser. The services of the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

The Subadviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including the Adviser’s code of ethics, unless specifically adopted by the Subadviser.

5. Use of Names. The Subadviser hereby consents to the Portfolio being named the AllianceBernstein Global Dynamic Allocation Portfolio. The Adviser shall not use the name “AllianceBernstein” and any of the other names of the Subadviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Subadviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Subadviser shall not use the name of the Trust, the Adviser or any of their affiliates in any material relating to the Subadviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

The Adviser recognizes that from time to time directors, officers and employees of the Subadviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name “AllianceBernstein” or any derivative or abbreviation thereof as part of their name, and that the Subadviser or its affiliates may enter into investment advisory, administration or other agreements with such other entities.

Upon termination of this Agreement for any reason, the Adviser shall within 30 days cease and cause the Portfolio and the Trust to cease all use of the name and mark “AllianceBernstein.”

6. Liability and Indemnification.

a. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Subadviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Subadviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Subadviser for, and the Subadviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act ) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Subadviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser Indemnitees (as defined below) for use therein.

b. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Subadviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder, (ii) any failure by the Adviser to properly notify the Subadviser of changes to the Registration Statement or any Charter Requirements that leads to any such losses, claims, damages, liabilities or litigation to which any of the Subadviser Indemnitees may be subject or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by an Subadviser Indemnitee for use therein.

7. Limitation of Trust’s Liability. The Subadviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Agreement and Declaration of Trust. The Subadviser agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and that the Subadviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

8. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, until December 31, 2012 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser, or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days’ prior written notice to the Subadviser, or by the Subadviser upon 90 days’ prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between the Adviser and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act. This Agreement may be amended by written instrument at any time by the Subadviser and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

9. Confidential Relationship. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.

The Adviser hereby consents to the disclosure to third parties of (i) investment results and other data of the Adviser or the Portfolio in connection with providing composite investment results of the Subadviser and (ii) investments and transactions of the Adviser or the Portfolio in connection with providing composite information of clients of the Subadviser.

10. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Custodian. The Portfolio assets shall be maintained in the custody of its custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Subadviser shall have no liability for the acts or omissions of any custodian of the Portfolio’s assets. Subject to Section 2(f), the Subadviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law other than to notify the custodian of investments that require segregation and appropriate assets for segregation.

13. Notices. All notices hereunder shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Trust:	Met Investors Series Trust 5 Park Plaza Suite 1900 Irvine, California 92614 Attn: ( ) - (fax) (e-mail)

If to Adviser:	MetLife Advisers, LLC 501 Boylston Street Boston, Massachusetts 02116 Attn: Jeffrey L. Bernier (617) 578-2324 (fax) jbernier@metlife.com (e-mail)

If to Subadviser:	AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105

Attn: ( ) - (fax) (e-mail)

14. Information. The Adviser hereby acknowledges that it and the Trustees of the Trust have been provided with all information necessary in connection with the services to be provided by the Subadviser hereunder, including a copy of Part II of the Subadviser’s Form ADV at least 48 hours prior to the Adviser’s execution of this Agreement, and any other information that the Adviser or the Trustees deem necessary.

15. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

METLIFE ADVISERS, LLC

BY:
Authorized Officer

ALLIANCEBERNSTEIN L.P.

BY:
Authorized Officer

SCHEDULE A

Percentage of average daily net assets
AllianceBernstein Global Dynamic Allocation Portfolio	0.400% of the first $250 million of such assets plus 0.350% of such assets over $250 million up to $500 million plus 0.325% of such assets over $500 million up to $1 billion plus 0.300% of such assets over $1 billion